Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

I hereby consent to the use in this Registration Statement on Form S1 of my report dated March 25, 2013 relating to the financial statements of ColorStars Group, Inc. Corporation which report expresses an unqualified opinion for each of the years in the two year period ended which appears in such Registration Statement and to the reference to me under the headings "Selected Financial Data" and "Experts" in the Prospectus which is part of this Registration Statement.

/s/ Michael F. Albanese
Michael F. Albanese, CPA
Parsippany, New Jersey

Date: October 18, 2013